Exhibit 10.01

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") is dated as of October 26, 2007 (the "Effective Date") by and among Adaptec, Inc., a Delaware corporation (the "Company"), Steel Partners, L.L.C., a Delaware limited liability company ("Steel Partners"), and Steel Partners II, L.P., a Delaware limited partnership ("Steel II" and, together with Steel Partners, "Steel").

W I T N E S S E T H

WHEREAS, on June 25, 2007, Steel delivered to the Company a Notice of Intention to Nominate Persons for Election as Directors (the "Nomination Letter") indicating that Steel planned to seek representation on the Company's Board of Directors (the "Board of Directors") by nominating a slate of five candidates, specifically Jack L. Howard, John J. Quicke, John Mutch, Howard M. Leitner and Anthony Bergamo, for election as directors at the Company's 2007 annual meeting of stockholders (the "2007 Annual Meeting").

WHEREAS, on August 3, 2007, Steel delivered to the Company a demand, pursuant to Section 220 of the Delaware General Corporation Law, to review certain of the Company's stockholder records in connection with the 2007 Annual Meeting (the "Section 220 Demand").

WHEREAS, on August 24, 2007, Steel filed a preliminary proxy statement on Schedule 14A (the "Steel Proxy") with the Securities and Exchange Commission (the "SEC") related to the matters set forth in the Nomination Letter.

WHEREAS, the Company and Steel (each a "Party") desire to enter into this Agreement, which (i) terminates the pending proxy contest for the election of directors at the 2007 Annual Meeting, (ii) grants to Steel representation on the Board of Directors, and (iii) provides for certain other limitations on Steel and its Affiliates and Associates (as such terms are defined below).

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1    Certain Definitions. As used in this Agreement, the following terms will have the meanings specified below:

"Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

"Applicable Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

"Associate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

"Business Day" means a day other than a Saturday, a Sunday, a day on which banking institutions in the States of New York or California are authorized or obligated by law or required by executive order to be closed, or a day on which The NASDAQ Global Market is closed.

"Bylaws" means the Bylaws of the Company, as amended, restated or supplemented from time to time.

"Certificate" means the Certificate of Incorporation of the Company, as amended, restated or supplemented from time to time.

"Common Stock" means the common stock of the Company, par value $0.001 per share.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Governmental Authority" means any federal, state, local or political subdivision, governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolution panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

"Incumbent Directors" means those individuals who, as of the date hereof, constitute the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Incumbent Directors then serving on the Board of Directors will, following such election, be an Incumbent Director. For the avoidance of doubt, the Steel Directors will not be Incumbent Directors.

"Person" means an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

"Section 203" means Section 203 of the Delaware General Corporation Law.

"Steel Director" means each of Jack L. Howard, John J. Quicke, John Mutch, and any substitutes and successors of such individuals appointed pursuant to the terms of Sections 3.2(e) and 3.2(f).

"Vote" means, as to any entity, the ability to cast a vote at either a stockholders' or comparable meeting or by written consent of such entity with respect to the election of directors or other members of such entity's governing body.

"Voting Securities" means the Common Stock and any other securities of the Company having the right to Vote.

Section 1.2    Interpretation and Construction of this Agreement. The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The word "include" will be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules will be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context will otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context will otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representation and Warranties by Steel. Steel Partners and Steel II hereby represent and warrant to the Company as follows:

  Each of them has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by each of them and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of them.

  This Agreement has been duly executed and delivered by each of them and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors rights generally or by general principles of equity.

  No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required to permit either of them to perform its respective obligations under this Agreement, except for such as have been obtained.

  The performance of the terms of this Agreement shall not conflict with, constitute a violation of, or require any notice or consent under, the partnership agreement, membership agreement and/or any of the other governing instruments of Steel Partners or Steel II or any agreement or instrument to which Steel Partners or Steel II is a party or by which Steel Partners or Steel II is bound, and shall not require any consent, approval or notice under Applicable Law

  The shares of Common Stock set forth on Schedule 2.1(e) attached hereto represent all of the shares of Voting Securities of the Company, if any, which are beneficially owned by either or both of them on the date hereof (the "Steel Shares"). The Steel Shares are owned free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or similar restriction. Neither of them has the right to Vote shares of Voting Securities of the Company other than the Steel Shares, and neither of them has granted any other Person the right to Vote or acquire the Steel Shares. Other than the Steel Shares, neither of them is the beneficial owner of, or has any right to acquire, any other Voting Securities or other securities of the Company.

  Each of Jack L. Howard, John J. Quicke and John Mutch (i) satisfies the eligibility requirements for members of the Board of Directors established by (A) the Company's publicly disclosed corporate governance documents and (B) The Nasdaq Stock Market, as in effect on the date of this Agreement, and (ii) qualifies as an "independent director" under Rule 4200(a)(15) of The Nasdaq Stock Market for purposes of service on the Board of Directors. John Mutch qualifies to serve on the Audit Committee of the Board of Directors under Rule 4350(d)(2) of The Nasdaq Stock Market, including meeting the criteria for "independence" set forth in Rule 10A-3(b)(1) of the Exchange Act. Each of Jack L. Howard and John J. Quicke may be deemed to be Affiliates of Steel and "affiliates" for purposes of Section 10A(m)(3) of the Exchange Act. Each of Jack L. Howard, John J. Quicke and John Mutch has completed and returned to the Company a Director and Officer Questionnaire, in the form provided by the Company.

Section 2.2    Representations and Warranties by the Company. The Company represents and warrants to Steel as follows:

  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

  No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.

  The performance of the terms of this Agreement shall not conflict with, constitute a violation of, or require any notice or consent under, the Certificate or Bylaws or any agreement or instrument to which the Company is a party or by which the Company is bound, and shall not require any consent, approval or notice under Applicable Law.

ARTICLE III

COVENANTS AND OTHER LIMITATIONS

Section 3.1    Steel Covenants. On the Effective Date, Steel shall irrevocably withdraw the Nomination Letter, shall irrevocably withdraw the Section 220 Demand and shall terminate the pending proxy contest with respect to the election of directors at the 2007 Annual Meeting as described in the Steel Proxy. Within two (2) Business Days of the date of this Agreement, Steel will file, or cause to be filed on their behalf, with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement. In addition to the foregoing, Steel agrees that during the period beginning on the Effective Date and ending immediately following the 2007 Annual Meeting, that it will not, and it will cause each of its Affiliates and Associates not to, directly or indirectly, alone or in concert with others, take any of the actions set forth below (other than such actions relating to the submission to a vote of the stockholders of the Company to approve certain acquisitions or purchases of assets or a business by the Company as contemplated in Section 3.9(1) of this Agreement):

  effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist, encourage or seek to persuade, any other Person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

    any tender offer or exchange offer involving Voting Securities; provided, however, that this clause (i) will be inoperative to the extent a third party which is not an Affiliate or Associate of Steel commences a hostile tender offer or exchange offer with respect to Voting Securities;

    any merger, consolidation, share exchange, business combination, sale of assets, recapitalization, restructuring, dividend, distribution, self tender, stock repurchase, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its subsidiaries or any portion of the business or the assets of the Company or any of its subsidiaries; provided, however, that if the Company commences a process to complete any of the activities set forth in this subsection (ii),

    Steel will have the opportunity to participate in such process under the same procedures and guidelines established for the other participants in the process; or

    any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the Company or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to the Company.

  propose any matter for submission to a vote of stockholders of the Company;

  grant any proxy or rights with respect to any Voting Securities to any Person not designated by the Company;

  execute any written consent, waiver or demand with respect to any Voting Securities;

  call or seek to have called any meeting of the holders of the Common Stock;

  initiate or seek to initiate any solicitation of the holders of Common Stock;

  take any action to seek to amend any provision of the Certificate or the Bylaws;

  offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any of the Steel Shares or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Steel Shares;

  submit any demand under Section 220 of the Delaware General Corporation Law to review the Company's books and records;

  take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the types of matters described in clauses (a) through (i), or announce any intention to take any action of the type described in clauses (a) through (i); or

  enter into any discussions, negotiations, arrangements or understandings with any Person other than the Company with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Section 3.2    Steel Directors.

  Prior to the 2007 Annual Meeting (i) the Board of Directors shall increase the size of the Board of Directors from eight (8) to nine (9) members, and (ii) Judith M. O'Brien and Charles J. Robel shall not stand for re-election at the 2007 Annual Meeting.

  The Company agrees to nominate, recommend, support and solicit proxies for the Steel Directors for election at the 2007 Annual Meeting.

  Each Steel Director has entered into an agreement with Steel and the Company in the form attached hereto as Exhibit A.

  Following the completion of the 2007 Annual Meeting, the Board shall appoint John Mutch to the Company's Audit Committee, John J. Quicke to the Company's Compensation Committee and Jack L. Howard to the Company's Nominating and Governance Committee. Each Steel

  Director shall meet the membership eligibility requirements, as then in effect, established by (i) the Company's publicly disclosed corporate governance documents, (ii) the SEC and (iii) The Nasdaq Stock Market for each committee of the Board of Directors to which each such Steel Director has been appointed. The Board shall also appoint one of the Steel Directors to any new committee of the Board formed after the Effective Date, provided that such Steel Director shall meet the membership eligibility requirements, as then in effect, established by (i) the Company's existing publicly disclosed corporate governance documents, (ii) the SEC and (iii) The Nasdaq Stock Market for appointment to such committee.

  Should any of Messrs. Howard, Quicke and Mutch be unable to serve as a director at the time of the 2007 Annual Meeting, Steel shall have the right to designate a substitute deemed qualified by the Company's Nominating and Governance Committee.

  In the case of any vacancy occurring among any of the Steel Directors serving on the Board prior to the 2008 annual meeting of stockholders of the Company, Steel will have the right to recommend an individual deemed qualified by the Company's Nominating and Governance Committee (and the right to recommend alternates to the extent such individual is not deemed qualified by the Company's Nominating and Governance Committee) as a representative for appointment as a successor to hold office for the unexpired term of the Steel Director whose place will be vacant. After the Company's Nominating and Governance Committee deems such individual to be qualified in its reasonable business judgment, the Company's Board of Directors shall promptly take all reasonable steps to cause such individual to be appointed to fill the vacancy.

  After the 2007 Annual Meeting, the size of the Board of Directors shall not exceed nine (9) members prior to the 2008 annual meeting of stockholders of the Company.

Section 3.3    2007 Annual Meeting; Voting of the Company's Voting Securities.

  The 2007 Annual Meeting shall be held and concluded on a date not later than December 13, 2007 or within thirty (30) days thereafter. The only matters that the Company shall propose and recommend to its stockholders that they vote to approve at the 2007 Annual Meeting shall be the election of directors, as provided herein, and the ratification of the appointment of its independent registered public accounting firm.

  Steel and its Affiliates and Associates shall vote their shares of Voting Securities for the election of each of the Incumbent Directors nominated for election at the 2007 Annual Meeting.

  Steel and its Affiliates and Associates shall vote their shares of Voting Securities against any proposal made by a third party at the 2007 Annual Meeting if such proposal is opposed by a majority of the Incumbent Directors. The Company is not aware of any proposals made by third parties to be presented at the 2007 Annual Meeting.

Section 3.4    Section 203. Each Party acknowledges and agrees that by entering into this Agreement, the Company is not, and shall not be deemed to have, opted out of or waived the provisions of Section 203 as they may apply to Steel.

Section 3.5    Quorum. Steel will use its best efforts to ensure that it will be present, and will use its best efforts to cause its Affiliates and Associates owning Voting Securities to be present, in each case, in person or by proxy, at the 2007 Annual Meeting so that all Voting Securities beneficially owned by Steel and its Affiliates and Associates will be counted for purposes of determining the presence of a quorum at the 2007 Annual Meeting.

Section 3.6    Press Releases, Etc.

  Promptly after the execution of this Agreement, the Company and Steel shall issue a joint press release in the form attached as Schedule 3.6 to this Agreement.

  Each Party (including, for purposes of this Section 3.6, Steel's Affiliates and Associates) may make required filings with regulatory agencies in the ordinary course relating to the matters covered by this Agreement; provided, however, that prior to making any such filings, each Party will provide the other Party a reasonable opportunity to review and comment on any such filings. Without limiting the generality of the foregoing, the Company agrees to provide Steel an opportunity to review and comment on the portions of all proxy materials to be filed by the Company in connection with the 2007 Annual Meeting containing statements relating to Steel, the Steel Directors and this Agreement.

  Neither the Company, Steel or Steel's Affiliates or Associates, nor any of their respective partners, members, directors, officers, employees or agents, will publicly disparage any other Party to this Agreement nor any of their respective partners, members, directors, officers, employees or agents.

Section 3.7    No Public Information. In connection with discussions between Steel and their representatives and the Company and its representatives, the Company or its representatives may disclose orally or in writing to Steel or its representatives information that is confidential to the Company. To protect the confidentiality of such information, and as a condition to the furnishing of such information, Steel agrees, as set forth below, to treat confidentially all such information furnished to or otherwise received by Steel or its representatives from the Company or on its behalf (herein collectively referred to as the "Confidential Information"). For purposes of this Agreement, the phrase "Confidential Information" will not include information which (a) becomes lawfully available to the public other than as a result of a disclosure by Steel or its representatives, (b) was lawfully available to Steel on a non-confidential basis prior to its disclosure to the Company or its representatives by the Company or on its behalf or (c) lawfully becomes available to Steel on a non- confidential basis from a source other than the Company or the Company's representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which Steel has been made aware. The Company has no obligation to furnish Confidential Information to Steel or its representatives by virtue of this Agreement except for Confidential Information provided to Steel Directors in their capacity as directors of the Company. The Company shall use its reasonable efforts not to provide Confidential Information to Steel unless requested or consented to by Steel; provided that the Parties acknowledge that the provision of Confidential Information to Steel representatives serving on the Board of Directors shall not violate this provision. The Confidential Information will not be disclosed by Steel or its representatives, except to the extent the Company has given its prior written consent. Notwithstanding anything to the contrary contained herein, Steel and its representatives shall be permitted to disclose any Confidential Information to the extent the disclosure of such information is required in any court proceeding, by any Governmental Authority or by Applicable Law; provided, however, that Steel and its representatives shall use their best efforts to give the Company reasonable advance notice of such required disclosure to enable the Company, at its sole expense, to prevent or limit such disclosure. This Section 3.7 will survive the termination of this Agreement.

Section 3.8    Third Party Consultant. As soon as practicable following the 2007 Annual Meeting, the Company and the Steel Directors shall review the Company's business, financial condition, results of operations and outlook and shall use commercially reasonable efforts to develop a set of mutually agreeable goals for improving the Company's performance (the "Mutual Goals"). The Company and the Steel Directors shall then use commercially reasonable efforts to engage as soon as reasonably practicable, but in any event within 60 days after developing the Mutual Goals, a third-party consultant satisfactory to the Company and the Steel Directors for the purpose of assisting the Company in making recommendations to achieve the Mutual Goals.

Section 3.9    Significant Transactions. The Company shall not enter into any binding agreement or arrangement relating to any acquisition or purchase of assets (except for assets purchased in the ordinary course of the Company's business) or a business by it that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class or series of Company securities unless either (1) the binding agreement or arrangement shall require the Company to seek and obtain the approval of its stockholders with respect to such proposed transaction or (2) Steel provides its prior written approval with respect to such proposed transaction.

ARTICLE IV

TERM AND TERMINATION

Section 4.1    Termination. Except with respect to Sections 3.2(d), 3.2(f), 3.2(g), 3.7 and 3.8, Article IV and Article V, the provisions of this Agreement will terminate immediately following the 2007 Annual Meeting.

Section 4.2    Termination for Breach. The provisions of this Agreement may also be terminated by the non-breaching Party in the event of a material breach by any Party of any of the terms of this Agreement; provided, however, that the non-breaching Party shall first provide written notice to the breaching party of the facts and circumstances giving rise to such breach, after which the non-breaching party shall have ten (10) Business Days from receipt of the notice to cure such breach. Any termination of this Agreement as provided herein will be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    Notices. All notices, requests and other communications to any Party hereunder will be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and will be given to such Party at its address or facsimile number set forth in this Section 5.1 or at such other address or facsimile number as such Party may hereafter specify in writing. Each such notice, request or other communication will be effective (a) if given by facsimile, when transmitted to the facsimile number specified in this Section 5.1, (b) if given by mail, upon the earlier of actual receipt or three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, properly addressed and with proper postage prepaid, (c) one (1) Business Day after deposit with an internationally reputable overnight courier properly addressed and with all charges prepaid or (d) when received, if by any other means. Communications by facsimile will also be sent concurrently by internationally reputable overnight courier properly addressed and with all charges prepaid, but will in any event be effective as stated above.

The Company:

Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California 95035
Attn: Chief Executive Officer
Facsimile No.: (408) 957-5630

with a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attn: Dennis R. DeBroeck, Esq.
Facsimile No.: (650) 938-5200

Steel:

Steel Partners
590 Madison Avenue, 32nd Floor
New York, New York 10022
Attn: Mr. Warren G. Lichtenstein
Facsimile No.: (212) 520-2331

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Steven Wolosky, Esq.
Facsimile No.: (212) 451-2222

The Parties will promptly notify each other in the manner provided in this Section 5.1 of any change in their respective addresses. A notice of change of address will not be deemed to have been given until received by the addressee.

Section 5.2    Expenses. Within five (5) Business Days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse Steel for its reasonable out-of-pocket fees and expenses incurred through the date of the execution and performance of this Agreement in connection with its activities relating to the 2007 Annual Meeting, including without limitation, the nomination and election of directors, the solicitation of proxies, any acts or filings in connection therewith, and the negotiation and execution of this Agreement, provided such reimbursement shall not exceed $50,000 in the aggregate, and Steel hereby agrees that such payment shall be in full satisfaction of any claims or rights it may have for fees, expenses or costs related to its activities relating to the 2007 Annual Meeting.

Section 5.3    Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each of the other Parties.

Section 5.4    Entire Agreement. This Agreement, including the Schedule and Exhibit attached hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 5.5    Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof will be effective, unless set forth in a writing signed by, and delivered to, all the Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 5.6    Binding Agreement; No Third Party Beneficiaries. Except as provided herein, this Agreement will be binding upon and inure to the benefit of the Parties and their respective Affiliates and Associates, and successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

Section 5.7    Remedies. Each of the Parties acknowledges and agrees that each Party would suffer irreparable damage in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such damage may not be compensable in money damages. It is accordingly agreed that, in the event of a breach, violation or threatened breach or violation of the terms of this Agreement by any of the Parties, each of the other Parties will be entitled to seek specific enforcement of, and injunctive relief to prevent any breach, violation or further breach or violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity. In the event of any action seeking injunctive relief hereunder, no Party will be required to post a bond.

Section 5.8    Governing Law; Exclusive Jurisdiction; Service of Process. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles. Each Party agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.1 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each Party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 5.9    Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

Section 5.10    Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Section 5.11    Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

Section 5.12    Facsimile/PDF Signatures. This Agreement may be executed and delivered by facsimile or by email in portable document format (.pdf or similar format) and upon delivery of the signature by such method will be deemed to have the same effect as if the original signature had been delivered to the other Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Steel have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

ADAPTEC, INC.

By: /s/ SUBRAMANIAN SUNDARESH
Name: Subramanian Sundaresh
Title: Chief Executive Officer

STEEL PARTNERS, L.L.C.

By: /s/ WARREN LICHTENSTEIN
Name: Warren Lichtenstein
Title: Managing Member

STEEL PARTNERS II, L.P.
 By: Steel Partners, L.L.C., its General Partner

By: /s/ WARREN LICHTENSTEIN
Name: Warren Lichtenstein
Title: Managing Member

SCHEDULE 2.1(E)

NUMBER OF SHARES BENEFICIALLY OWNED

Steel Partners II, L.P.: 18,076,884

Steel Partners, L.L.C.: 18,076,884

SCHEDULE 3.6

FORM OF PRESS RELEASE

Adaptec and Steel Partners Announce Settlement Agreement

Steel Partners agrees to end election contest

MILPITAS, CA, Oct 26, 2007 -- Adaptec, Inc. (NASDAQ: ADPT), a global leader in storage solutions, and Steel Partners II, L.P. ("Steel Partners"), which beneficially owns approximately 15% of the Company's outstanding shares, today announced that they have entered into a settlement agreement.

Under the terms of the settlement, the Company has agreed to nominate and solicit proxies for three Steel Partners representatives for election at its upcoming 2007 Annual Meeting of Stockholders to be held on December 13, 2007 to join what will become a nine- member board. Steel Partners has agreed to withdraw its preliminary proxy statement containing its opposing slate of nominees and to end its proxy solicitation.

The Company agreed to expand its Board of Directors from eight to nine members. Current directors Judith M. O'Brien and Charles J. Robel will not stand for re-election. Upon election at the Annual Meeting, Steel Partners' nominees John Mutch, John J. Quicke and Jack L. Howard will be appointed to the Company's Audit, Compensation, and Nominating and Governance Committees, respectively.

"We are pleased to reach an agreement with Steel Partners that allows us to work together to deliver value to the Company's stockholders, while continuing to provide quality solutions to its customers," said S. "Sundi" Sundaresh, President and CEO of Adaptec. "We want to thank Charles and Judith for their expertise and dedication while serving on Adaptec's Board of Directors until the stockholder meeting."

On behalf of Steel Partners and its nominees, Jack Howard stated "We are delighted to have reached a settlement with Adaptec on these important matters. We look forward to working together with Sundi and the rest of the Board to increase value for all stockholders."

ABOUT ADAPTEC, INC.

Adaptec, Inc. (NASDAQ: ADPT) provides trusted storage solutions that reliably move, manage, and protect critical data and digital content. Adaptec's software and hardware-based solutions are delivered through leading Original Equipment Manufacturers (OEMs) and channel partners to provide storage connectivity, data protection, and networked storage to enterprises, government organizations, medium and small businesses, and consumers worldwide. More information is available at www.adaptec.com.

ABOUT STEEL PARTNERS II, L.P.

Steel Partners II, L.P. is a New York-based private investment partnership.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements regarding future events or the future performance of Adaptec, and include statements regarding Adaptec's agreement to nominate three nominees of Steel Partners for election at its upcoming annual meeting and its agreement to increase the size of its board to nine members in connection with these nominations, and the expectation that the agreement with Steel Partners will allow Adaptec to work together to deliver value to its stockholders while continuing to provide quality solutions to its customers. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: if Adaptec does not meet its restructuring objectives, it may have to continue to implement additional plans in order to reduce its operating costs; achieving necessary support from the contract manufacturers to which Adaptec has outsourced manufacturing, assembly and packaging of its products; retaining key management; Adaptec's ability to launch new software products; difficulty in forecasting the volume and timing of customer orders; reduced demand in the server, network storage and desktop computer markets; Adaptec's target markets' failure to accept, or delay in accepting, network storage and other advanced storage solutions, including Adaptec's SAS, SATA and iSCSI lines of products; decline in consumer acceptance of Adaptec's current products; the timing and volume of orders by OEM customers for storage products; Adaptec's ability to control and manage costs associated with the delivery of new products; and the adverse effects of the intense competition Adaptec faces in its business. For a more complete discussion of risks related to Adaptec's business, reference is made to the section titled "Risk Factors" included in Adaptec's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update any forward-looking information that is included in this release.

Adaptec is a registered trademark in the United States and other countries. Other product and company names are trademarks or registered trademarks of their respective owners.

EXHIBIT A

AGREEMENT

THIS AGREEMENT (the "Agreement") is dated as of October 26, 2007 by and among Adaptec, Inc., a Delaware corporation (the "Company"), Steel Partners, L.L.C., a Delaware limited liability company ("Steel Partners"), Steel Partners II, L.P., a Delaware limited partnership ("Steel II" and, together with Steel Partners, "Steel"), and Jack Howard, an individual residing at 1080 Madison Avenue, 5th Floor, New York, NY 10028 (the "Steel Director").

W I T N E S S E T H

WHEREAS, the Company and Steel have entered into that certain Settlement Agreement, dated as of October 26, 2007 (the "Settlement Agreement"), pursuant to which the Company has agreed, among other things, to appoint or nominate certain individuals designated by Steel to be directors of the Company; and

WHEREAS, as a condition to its entering into the Settlement Agreement, and as a condition to the Board of Directors of the Company nominating or appointing such designee to the Board of Directors, the Company requires that each individual designated by Steel enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Steel and the Steel Director (each a "Party"), intending to be legally bound, hereby agrees as follows:

    The Steel Director has completed, signed and delivered to the Company the Director and Officer Questionnaire (the "Questionnaire") requested by the Company. The information provided by the Steel Director in response to the Questionnaire is true, complete and correct, and the Steel Director agrees to promptly notify the Company in writing if any such information subsequently becomes untrue, incomplete or incorrect.

    The Steel Director agrees to serve as a member of the Board of Directors until the earlier of his resignation or upon the expiration of his term as a member of the Board of Directors. The Steel Director further agrees to immediately resign all positions as a director and officer of the Company and any subsidiary of the Company upon the written request by Steel delivered to the Steel Director requesting the Steel Director to resign as a director of the Company.

    The Steel Director acknowledges, and agrees to be bound by, the terms of the Settlement Agreement (a copy of which the Steel Director has received and reviewed) as fully as if the Steel Director was a Party thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Steel and the Steel Director have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

ADAPTEC, INC.

By: /s/ SUBRAMANIAN SUNDARESH
Name: Subramanian Sundaresh
Title: Chief Executive Officer

STEEL PARTNERS, L.L.C.

By: /s/ WARREN LICHTENSTEIN
Name: Warren Lichtenstein
Title: Managing Member

STEEL PARTNERS II, L.P.
 By: Steel Partners, L.L.C., its General Partner

By: /s/ WARREN LICHTENSTEIN
Name: Warren Lichtenstein
Title: Managing Member

STEEL DIRECTOR

By: /s/ JACK HOWARD
Name: Jack Howard